Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
ADOMANI California, Inc.	California
ADOMANI California, Inc.	Arkansas
ADOMANI California, Inc.	Florida
ADOMANI ZEV Sales, Inc.	California
ADOMANI ZEV Sales, Inc.	Arkansas
ZEV Resources, Inc.	California
Zero Emission Truck and Bus Sales of Arizona Inc.	Arizona
Envirotech Drive Systems, Inc.	Delaware
Envirotech Drive Systems Incorporated	Wyoming
Envirotech Drive Systems Incorporated	California
Envirotech Drive Systems Incorporated	Arkansas
Progreens Battery Labs, Inc.	Arkansas
1425 Ohlendorf Road, LLC	Arkansas
Envirotech Vehicles, Inc.	Philippines